UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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SCHEDULE 14A

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Transcript of
Annual Meeting Page Welcome Video by
Jennifer Manning, Associate General Counsel and Corporate Secretary of
The Coca-Cola Company

Hello, I’m Jennifer Manning, Associate General Counsel and Corporate Secretary of The Coca-Cola Company. I’m here to tell you a little bit more about our 2021 Annual General Meeting of shareowners, which will be held virtually this year on Tuesday, April 20th.

First and foremost, on behalf of the Board of Directors and my fellow employees at Coca-Cola, I want to thank you for your investment and your interest in our Company. Our web page is a convenient way to get ready for the meeting. You can view materials, vote your shares in advance of the meeting and submit questions in advance of the meeting. Like last year, we are again conducting a virtual Annual Meeting of Shareowners, rather than bringing people together in a physical location.

Certainly, 2020 was an unprecedented time for our business, for our employees and for our shareowners. Looking back, we feel great pride in what the Coca-Cola system accomplished during times of tremendous uncertainty and challenges. We all look forward to emerging from the global pandemic in an even stronger position.

As you prepare for our virtual shareowners meeting, please refer to the information provided on the annual meeting webpage or in your proxy materials on specifics regarding attendance.

Your voice is vital to our future. Please vote your shares. You can vote in advance by signing and returning your proxy card or voting instruction form, using the phone or internet voting, or clicking on the voting link on this page. You can also vote electronically during the 2021 virtual Annual Meeting. As always, your proxy statement contains detailed information on the items up for a vote.

I hope you’ll join us for this year’s virtual meeting. Again, thank you for your investment and your confidence in this great business as we work to refresh the world and make a difference.

Transcript of
Annual Meeting Page Video by
Maria Elena Lagomasino, Lead Independent Director of
The Board of Directors of The Coca-Cola Company

Hi, I’m Mel Lagomasino, the Lead Independent Director of The Coca-Cola Company. I’m honored to serve in this role, because our Board believes strong, independent leadership goes hand-in-hand with building long-term value. It’s a part of how we pursue our purpose to refresh the world and make a difference.

So what’s my job? As Lead Independent Director I have robust and clearly defined responsibilities. And, they’ve been shaped by what we’ve heard and learned from shareowners.

One of my jobs is to guide the Board in its core work overseeing the Company’s business strategy, and I’m the Board’s key point of contact for shareowners. The Lead Independent Director also leads the annual performance evaluation for our Chairman and CEO, and the annual Board evaluation process and presides at executive sessions where the Chairman and CEO isn’t present.

Finally – and this is a critical part of the job – the Lead Independent Director plays a key role in planning for Board and management succession. Our Board has a strong partnership with Chairman and CEO James Quincey. Together, we ensure the Company is positioned to grow successfully and sustainably.

We also have a diverse, well-functioning Board with capable Directors who have the right mix of skills. It’s about having a balance of tenure, turnover, diversity and deep knowledge. We value fresh perspectives and also the great experience that Directors gain over time. Board refreshment is a journey, and we are committed to fielding the best Board possible.

Finally, shareowners expect – and deserve – to understand how and why we make decisions in the boardroom. So we’re constantly building relationships and trust over time. We’ve cultivated meaningful, valuable relationships with our shareowners through our engagement program, which is led by management and overseen by the Board.

On behalf of my fellow Directors, thank you for your investment in this Company. And, especially, for the trust you place in us.

Transcript of
Annual Meeting Page Video by
Helene Gayle, Chair of the Talent and Compensation Committee of
The Board of Directors of The Coca-Cola Company

Hi, I’m Helene Gayle, and I’m pleased to serve as Chair of the Talent and Compensation Committee of The Coca-Cola Company’s Board of Directors.

We are excited to usher in the new decade with an invigorated focus on growth, refreshing the world and making a difference. When we do this well, we grow and thrive.

To accomplish our ambitious goals, it is key that we have the right people and the right incentives to drive growth and achieve our purpose as a Company. So, we need the right policies and strategies in place to attract, retain and develop the talented and diverse employees we need.

That is why the Board of Directors expanded the scope of this Committee to focus not only on overseeing compensation practices, but also on reviewing how the Company manages its broader people practices in areas such as talent management and culture.

When we look at talent, the Committee reviews the Company’s strategies for talent management, leadership development, retention and culture. We evaluate workplace diversity and inclusion, equality and fairness to ensure the Company maintains a consistent and fair process when it comes to hiring and promoting.

With executive compensation, we continue to evaluate programs to ensure that they are consistent with our business strategy and incentivize the behaviors that best position the Company for long-term growth. We continue to work to ensure that our plans effectively link pay and performance and align executives’ interests with those of our shareowners and other key stakeholders.

To learn more, please take a look at the Compensation Discussion and Analysis in our proxy materials, which describes our current program in detail. You can also review the Governance section in our Proxy, which describes our talent priorities.

Thank you.